CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (R)

With Maturities of 9 months or more from Date of Issue

Registration No.  333-109182

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  469                                                               Trade Date:  08/16/04

(To Prospectus Supplement dated November 6, 2003 &

  Prospectus dated October 15, 2003)                                                          Issue Date:   08/19/04

The Date of this Pricing SupplementAugust 16, 2004

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                              Date and terms of redemption or

     or        Stated                                                                   Interest                                       repayment (including any

Common   Interest                       Price to   Discounts &         Payment       Survivors                  applicable regular or special

  Code      Rate (1)     Maturity    Public (2)  Commissions       Frequency         Option    Yes/No     record dates)

14911QVN8  4.5%          02/15/13          100%              1.28%             Semi-Annually             YES         NO

Principal                                                                                1st Payment               Day

Amount                    Proceeds                   Dealer                            Date                   Count

$447,000.00              $441,278.40              ABN AMRO Inc.          02/15/05                               30/360

Original Issue Discount Note:                                                                      Total Amount of OID:

____  Yes               X    No                                                                               N/A

The interest rates on the PowerNotes (R) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (R) offered prior to the effective date of the change.   Prior to the date of this Pricing Supplement, $137.342 mm principal amount of the PowerNotes (R) were sold at interest rates then in effect.  Subsequent offerings of PowerNotes (R) will be made under the Prospectus Supplement and Prospectus dated October 15, 2003.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.